Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this “Agreement”) is entered into as of March 24, 2023, by and between Comerica Bank (“Bank”) and Inspire Event Technologies Holdings, LLC, a Delaware limited liability company, formerly known as Presentation Technologies, LLC, a Delaware limited liability company (the “Borrower”).
This Agreement amends, restates, and supersedes in its entirety, without novation, that certain Credit Agreement dated as of November 1, 2017, by and between Presentation Technologies, LLC, formerly known as Presentation Technologies, Inc., a Texas corporation, and now known as Inspire Event Technologies Holdings, LLC, a Delaware limited liability company, and Bank (as amended prior to the date hereof, the “Prior Agreement”).
The Prior Agreement amended, restated and superseded in its entirety, without novation, that certain Credit Agreement dated as of May 31, 2011, by and between J & S Audio Visual Communications, Inc., now known as J & S Audio Visual Communications, LLC, and Bank, as assumed by Presentation Technologies, LLC, as the same has been amended, restated or modified from time to time (the “Original Agreement”).
In consideration of all present and future loans and credit from time to time made available by Bank to or in favor of Borrower, and in consideration of all present and future Indebtedness (as herein defined) of Borrower to Bank, Borrower represents, warrants, covenants and agrees as follows:
SECTION 1DEFINITIONS.
(a)Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:
“Advance Formula” shall have the respective meaning ascribed to such term in the Advance Formula Agreement.
“Advance Formula Agreement” shall mean an Amended and Restated Advance Formula Agreement dated as of the date hereof, executed and delivered by Borrower unto Bank, as the same has been and may be amended, restated, substituted and/or replaced from time to time.
“Affiliate” or “Affiliates” shall mean, when used with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this Amended and Restated Credit Agreement, as the same has been and may be amended from time to time.
“Authorized Officer” shall mean the chief executive officer, the president or the chief financial officer, or in his/her absence, another responsible senior officer, of Borrower or any other Loan Party, or the general partner of, or the partner or one of the partners required to bind, Borrower or any other Loan Party, as applicable.
“Availability” shall mean, on any date of determination, the amount equal to the sum of (a) the Revolving Credit Maximum Amount, minus (b) the aggregate outstanding principal amount of all Loans under the Revolving Credit Note, plus (c) any unrestricted cash or cash equivalents of the Borrower.
“Capital Expenditure” shall mean any expenditure by a Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP and (b) any and all acquisition costs related to (a) above.
“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person. In this regard, capitalized lease, as defined herein, refers to finance leases classified in accordance with ASC 842 “Leases”.
“Change of Control” shall mean any of the following: (a) the failure of Ashford Hospitality Services LLC and/or its Affiliates to collectively own, directly or indirectly, at least 100% of the issued and outstanding Equity Interests in PT Holdco, LLC; (b) the failure of PT Holdco, LLC to collectively own, directly or indirectly, at least 51% of the issued and outstanding Equity Interests in Borrower, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Permitted Encumbrances; (c) any Loan Party shall have effected a sale of all or substantially all of its assets except as expressly permitted or consented to in accordance with the terms of this Agreement; or (d) Borrower shall fail to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of any Subsidiary (other than a Foreign Subsidiary that is not a Foreign Pledgor so long as no Event of Default has occurred and is continuing or would result therefrom).

Amended and Restated Credit Agreement

“Collateral” shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document to secure the payment or performance of any portion of the Indebtedness.
“Compliance Certificate” shall mean a Compliance Certificate in such form and detail as may be required by or otherwise reasonably satisfactory to Bank, certified by an Authorized Officer of Borrower, (a) certifying that, as of the date thereof, to the best of such Authorized Officer’s knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Borrower and/or any other Loan Party in respect thereof, (b) certifying as to whether Borrower and/or any other Loan Party, as applicable, is/are in compliance with the financial covenant(s) contained in Sections 4(j)-(k) of this Agreement and as more particularly described in said Compliance Certificate (which Compliance Certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Borrower and/or such Loan Party, as applicable, determined thereunder), and (c) certifying that, as of the date thereof, each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects as if made on each loan disbursement date (except to the extent stated to relate to a specific earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and except that for purposes of the Compliance Certificate, the representations and warranties contained in Section 3(g) shall be deemed to refer to the most recent statements furnished pursuant to Sections 4(a)(i) and 4(a)(ii)).
“Consolidated” or “consolidated” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to “consolidated” financial statements or data of Borrower includes consolidation with its Subsidiaries in accordance with GAAP.
“COVID-19 Event” means the declaration on March 13, 2020, of the national emergency relating to COVID-19 and the federal, state and local measures related thereto.
“COVID-19 Impact” means the COVID-19 Event’s direct material impact on the financial results and operations of the Loan Parties and as disclosed to Bank.
“CPA” shall mean an independent certified public accountant of nationally recognized standing selected by Borrower or another Loan Party, as applicable, and any other firm reasonably acceptable to Bank.
“Current Maturities of Long Term Debt” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination thereof, that portion of the Long Term Debt of such Person(s) that should be classified as a current liability at such time in accordance with GAAP, including, without limitation, that portion of capital lease obligations of such Person(s) that would be so classified at such time per GAAP.
“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b)  all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (c) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (d) all recourse Debt of any partnership of which such Person is the general partner, and (e) any Off Balance Sheet Liabilities.
“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Distributions” shall mean, in respect of any applicable Person(s), dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interest of such Person(s) or of any warrants, options or other rights to acquire the same.
“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof, provided such Subsidiary is owned by such Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” shall mean any or all of them.
“EBITDA” shall mean, with respect to any Person as calculated on a consolidated basis in accordance with GAAP, and as to any applicable period of determination, (i) the Net Income of such Person for such period before deduction for interest expense, expense for income taxes (and for other taxes of such Person determined by reference to the income or profits of such Person) and the amount of depreciation and amortization expense of such Person, plus (ii) (A) subject to regulations mandated or interpreted by the Securities Exchange Commission, amortization of hotel and convention signing fees during such period, (B) subject to regulations mandated or interpreted by the Securities Exchange Commission, non-recurring gains and losses and unrealized gains and losses, including such gains and losses arising from foreign currency transactions and other non-cash items including without limitation, non-cash impairment charges, any changes in the fair market value of any Hedging Transaction, and amortization of stock grants and (C) subject to regulations mandated or interpreted by the Securities Exchange Commission, one-time, non-recurring cash expenses not to exceed $250,000 in the aggregate.
“ECF Amount” is defined in Section 2(c)(iv) hereof.
“Eligible Account” and/or “Eligible Inventory” shall have the respective meanings ascribed to such terms in the Advance Formula Agreement.
“Environmental Laws” shall mean all laws, statutes, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) relating to the environment or pertaining to Hazardous Materials; any so-called “superfund” or “superlien” law pertaining to Hazardous Materials on or about any Property at any time owned, leased or otherwise used by Borrower or any of its Subsidiaries (if applicable), or any portion thereof, including, without limitation, those
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relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time hereafter in effect.
"Equipment Note" shall mean the Equipment Note, dated the date hereof, in the maximum original principal amount of $4,000,000 made by Borrower payable to the order of Bank, as the same may be renewed, extended, modified, increased or restated from time to time.
“Equity Interest” shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.
“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 6 of this Agreement.
“Excess Cash Flow” shall mean, as of the end of each fiscal year for the year then ended, for the Borrower as calculated on a consolidated basis in accordance with GAAP, the sum of the following: (a) EBITDA, minus (b) the increase (or plus the decrease) in accounts receivables from the prior year as shown on the line item titled “Accounts Receivable net” on the financial statements delivered pursuant to Section 4(a) for and as of such fiscal year-end, minus (c) subject to regulations mandated or interpreted by the Securities Exchange Commission, one-time, non-recurring cash expenses minus (d) the decrease (or plus the increase) in accounts payable from the prior year as shown on the line item titled “Accounts Payable net” on the financial statements delivered pursuant to Section 4(a) for and as of such fiscal year-end, minus (e) the sum of (i) non financed Capital Expenditures made during such fiscal year, (ii) all scheduled principal payments of debt made during such fiscal year (including, but not limited to, scheduled or unscheduled payments made under the Equipment Note and Term Note, but excluding payments made under the Revolving Credit Note), (iii) all capital lease obligations during such fiscal year, (iv) the interest expense during such fiscal year and (v) without duplication, Tax Distributions and taxes paid.
“Fixed Charge Coverage Ratio” shall mean, in respect of any applicable Person(s) as calculated on a consolidated basis and in accordance with GAAP and for any applicable period of determination and as of any applicable date of determination, the ratio of (a) the sum of (i) EBITDA of such Person(s) for such period, minus (ii) without duplication, Distributions, made by such Person(s) during such period, minus (iii) without duplication, the aggregate amount of taxes paid in cash by such Person during such period, minus (iv) without duplication, non-financed Capital Expenditures made by such Person(s) during such period (other than Capital Expenditures funded solely as a result of an investment by Ashford Hospitality Services LLC or any affiliate of Ashford Inc.) to (b) the sum (i) the Current Maturities of Long Term Debt of such Person(s) at such time of determination, plus (ii) the interest expense of such Person(s) for such period. For purposes of calculating the Current Maturities of Long Term Debt in clause (b)(i) above, Borrower may use the actual principal paid during such period of determination.
“Foreign Pledgor” shall mean any Foreign Subsidiary that grants a Lien in all or certain of its assets in accordance with Section 4(m).
“Foreign Subsidiary” shall mean any Subsidiary of Borrower other than a Domestic Subsidiary.
“Funded Debt” of any Person shall mean, without duplication, as calculated on a consolidated basis in accordance with GAAP, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.
“GAAP” shall mean U.S. generally accepted accounting principles consistently applied.
“Guarantor” or “Guarantors” shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.
“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”), as calculated on a consolidated basis in accordance with GAAP, any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly,
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including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.
“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.
“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between Borrower and Bank or an Affiliate of Bank.
“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).
“Indebtedness” shall mean any and all present and future indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank, howsoever arising, evidenced or incurred in connection with the Loan Documents, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, now or hereafter existing or arising, due or to become due, whether known or unknown (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements and any liabilities of any Loan Party to Bank arising in connection with any Lender Products), including, without limitation, (a) any and all direct indebtedness of the Borrower and/or any other Loan Party to the Bank, including indebtedness evidenced by any and all promissory notes; (b) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising under any guaranty; (c) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising from applications or agreements for the issuance of letters of credit; (d) late charges, loan fees or charges and overdraft indebtedness; (e) any agreement to indemnify the Bank for environmental liability or to clean up hazardous waste; (f) any and all indebtedness, obligations or liabilities for which the Borrower and/or any other Loan Party would otherwise be liable to the Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys’ fees on, or in connection with, any of the Indebtedness from and after the filing by or against the Borrower and/or any other Loan Party of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys’ fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by the Borrower, any other Loan Party, the Bank or third parties in any way relating to the Bank’s rights with respect to Borrower, any other Loan Party or third party and/or affecting any Collateral securing any obligation owed to Bank by the Borrower, any other Loan Party or any third party, probate proceedings, on appeal or otherwise; (g) any and all amendments, modifications, restatements, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, restatements, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (h) all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement, the other Loan Documents or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower and/or any other Loan Party; and (i) all costs of collecting Indebtedness, including, without limit, attorneys’ fees and costs.
“Leased Property” shall mean any real Property of Borrower or any of its Domestic Subsidiaries (if applicable) which constitutes Collateral and which is subject to a lease under which Borrower or such Domestic Subsidiary, to the extent applicable, is the lessor or landlord.
“Lender Products” shall mean any one or more of the following types of services or facilities extended to any Loan Party by Bank: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.
“Lien” shall mean any mortgage, pledge, encumbrance, security interest, assignment, lien or charge or other interest of any kind upon any property or assets, whether real, personal or mixed, to secure any indebtedness, obligation or liability owed to or claimed by any Person, whether arising under or based upon contract, law or otherwise.
“Loan(s)” shall mean each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrower pursuant to this Agreement and the other Loan Documents.
“Loan Documents” shall mean this Agreement and any and all notes, instruments, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any Loan(s) and/or any of the Indebtedness.
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“Loan Party” shall mean each Borrower, each Guarantor, each Foreign Pledgor and each other Person who shall, at any time, be liable for the payment of all or any part of the Indebtedness or who shall own any property that is, at any time, subject to a Lien which secures all or any part of the Indebtedness.
“Long Term Debt” shall mean, in respect of any applicable Person(s) as calculated on a consolidated basis in accordance with GAAP and as of any applicable date of determination thereof, all Funded Debt of such Person(s) which should be classified as “funded indebtedness” or “long term indebtedness” on a balance sheet of such Person(s) as of such date, including, without limitation, to the extent not otherwise included, capital lease obligations of such Person(s) to the extent classified as long term at such time, in accordance with GAAP.
“Material Adverse Effect” shall mean any act, event, condition or circumstance which has had or could have a material and adverse effect on (i) the business, operations, condition (financial or otherwise), performance, assets or liabilities of the Loan Parties, taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under any Loan Document to which they are a party or by which they are bound, or the enforceability of any of the Indebtedness or any Loan Document or any rights or remedies of Bank thereunder, or (iii) any Loan Party’s interest in, or the value, perfection or priority of Bank’s security interest or lien in any material Collateral or the ability of Bank to realize on any material Collateral.
“Net Income” shall mean, in respect of any applicable Person(s) as calculated on a consolidated basis and for any applicable period of determination, the net income (or loss) of such Person(s) for such period, as determined in accordance with GAAP, but excluding, in any event:
(a)any extraordinary gains or losses or any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses; and
(b)in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless either (i) such net earnings shall have actually been received by Borrower in the form of cash Distributions or (ii) such Person is a Subsidiary that is, directly or indirectly, wholly-owned by Borrower.
“Notes” shall mean, collectively, the Term Note, the Revolving Credit Note and the Equipment Note.
“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.
“Property” shall mean any real or personal property now or at any time owned, occupied or operated by Borrower and/or any of its Subsidiaries (if applicable).
“Reinvest” or “Reinvestment” shall mean, with respect to any net cash proceeds, insurance proceeds or condemnation proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding inventory) or real property of the Loan Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding inventory) to be used in the business of such Person.
“Revolving Credit Maximum Amount” shall mean the lesser of (a) $6,000,000 or (b) the maximum amount permitted by the Advance Formula Agreement.
“Revolving Credit Note” shall mean the Third Amended and Restated Master Revolving Note, dated the date hereof, in the maximum original principal amount of $6,000,000 made by Borrower payable to the order of the Bank, as the same has been and may be renewed, extended, modified, increased or restated from time to time.
“Senior Funded Debt” shall mean, in respect of any applicable Person and at any time (without duplication), an amount equal to (a) Funded Debt of such Person minus (b) all Subordinated Debt of such Person.
“Senior Funded Debt to EBITDA Ratio” shall mean, in respect of any applicable Person(s) as of any applicable date of determination for any applicable time of determination, all determined in accordance with GAAP and on a consolidated basis, the ratio of (a) the Senior Funded Debt of such Person(s) to (b) the sum of the EBITDA of such Person(s) for such period.
“Subordinated Debt” shall mean any Debt of Borrower or any other Loan Party (excluding PT Holdco, LLC) which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.
“Subsidiary” or “Subsidiaries” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.
“Tax Distributions” shall mean, in respect of any applicable Person, dividend payments and other Distributions made by such Person to its respective shareholders, members or other Person(s) holding Equity Interests therein, as applicable, in an amount not to exceed the income tax liability, if any, of such shareholders, members or other Person(s) arising or incurred directly as a result of the pass-through of income items to such shareholders, members or other Person(s) as a result of such
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Person’s status as a Subchapter S corporation under the United States Internal Revenue Code, as amended, or as a limited liability company, as applicable.
“Term Note” shall mean that certain Third Amended and Restated Term Note, dated the date hereof, in the original principal amount of $20,000,000 executed by Borrower, payable to the order of Bank, as the same has been and may be renewed, extended, modified, increased or restated from time to time.
“Unencumbered” shall mean, in respect of any property or asset of any Person(s), such property or asset is free and clear of all Liens (other than Liens to or in favor of Bank), and no Lien of any nature whatsoever (other than Liens to or in favor of Bank) shall be placed or exist upon or in respect of any such property or asset.
“Uniform Commercial Code” shall mean the Texas Business and Commerce Code as amended, supplemented, revised or replaced from time to time.
(b)Accounting Principles. Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP. If at any time any change in GAAP (including the adoption of the International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Bank and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; (ii) Borrower shall provide to Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that any obligations of Borrower or any of its Subsidiaries under a lease (whether existing now or entered into in the future) that is not (or would not be) a capitalized lease obligation under GAAP as in effect as of the date hereof shall not be treated as a capitalized lease obligation solely as a result of the adoption of changes in GAAP.
(c)Section Headings and References. Section headings and numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
(d)Construction and Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
SECTION 2LOAN DOCUMENTS. Each Loan shall be evidenced by a promissory note or other agreement or evidence of Indebtedness reasonably acceptable to Bank, in each case, executed and delivered by Borrower unto Bank; and each Loan shall be subject to the terms, covenants and conditions of each such promissory note or other agreement or evidence of Indebtedness, together with this Agreement and the other Loan Documents. The funding, disbursement and extension of any extension of credit (other than a Loan under the Revolving Credit Note, the Equipment Note or the Term Note) to or in favor of Borrower shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank may from time to time require.
(a)Unused Commitment Fee. Borrower shall pay to Bank an unused commitment fee in an amount equal to the product of (i) 0.25% per annum (for the avoidance of doubt, such amount to be paid quarterly and divided accordingly), and multiplied by (ii) the difference between (A) the sum of the maximum face amount of the Revolving Credit Note and Equipment Note (as such maximum face amounts may change pursuant to the terms of this Agreement, the Notes, or by written agreement of Borrower and Bank from time to time) and (B) the sum of the average daily aggregate principal balance of all advances outstanding under the Revolving Credit Note and the Equipment Note during the calendar quarter then ended. Such fee, if any, shall be computed and shall be payable quarterly in arrears as of the end of each of calendar quarter. Bank will invoice Borrower for such fees, which invoice shall be due and payable within 15 days after receipt. Notwithstanding the foregoing, the unused commitment fee, set forth in this paragraph, as it pertains to the Equipment Note, shall be calculated and assessed only with respect to the period beginning as of the date hereof through and including the “Term Loan Conversion Date” (as defined in the Equipment Note), and not for any period thereafter.
(b)Upfront Fee. Borrower shall pay to Bank a one-time upfront fee in an amount equal to $75,000.00, which fee is deemed fully earned, due and payable on the date hereof.
(c)Mandatory Prepayment.
(i)Promptly upon the incurrence of any Debt (other than capital lease obligations or the Indebtedness) owed to a Person other than Bank, Borrower shall make a prepayment to Bank in an amount equal to 100% of the net cash proceeds received by the Loan Parties from the incurrence of such Debt.
(ii)Promptly upon the sale, transfer or disposition of any assets or property by any Loan Party (other than the sale of inventory in the ordinary course of business and the sale or disposal of obsolete, worn out or damaged equipment and inventory), Borrower shall make a prepayment to Bank in an amount equal to 100% of the net cash proceeds received by the Loan Parties from such sale, transfer or disposition; provided however, any net cash proceeds from the sale, transfer or disposition of assets of less than $5,000,000 in the aggregate received during any fiscal year of Borrower may be Reinvested by Borrower or such Subsidiary if the following conditions are satisfied: (A) promptly following the receipt of such net cash proceeds, Borrower provides to Bank a reinvestment certificate stating (1) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of such reinvestment certificate, (2) that such proceeds have been received and (3) a description of the planned Reinvestment of
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such proceeds, (B) the Reinvestment of such proceeds is completed within 120 days and (C) no Default or Event of Default shall have occurred and be continuing at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the periods provided above, Borrower shall promptly pay such net cash proceeds to Bank to be applied in accordance with this Section 2(c).
(iii)Promptly upon the issuance of any Equity Interests in Borrower or any of its Subsidiaries (unless otherwise waived by Bank in writing), Borrower shall make a prepayment to Bank in an amount equal to 50% of the net cash proceeds received by the Loan Parties from the issuance of such Equity Interests.
(iv)Beginning with the fiscal year ending December 31, 2023 and for each fiscal year thereafter, on or before 45 days after the end of such fiscal year (“ECF Payment Date”), Borrower will calculate the amount of the Excess Cash Flow as of the end of such fiscal year (such amount of Excess Cash Flow referred to herein as the “ECF Amount”), and Borrower shall make a prepayment to Bank (an “Excess Cash Flow Payment”) in an amount equal to 25% of the ECF Amount; provided, however, that, beginning with the fiscal year ending December 31, 2024, in the event Borrower’s Senior Funded Debt to EBITDA Ratio is less than 2.00 to 1.00, such prepayment shall not be required.
All payments made under Section 2(c)(iv) and received by Bank shall be applied in payment of the Indebtedness in the following order: first, to outstanding principal amount of the Loans under the Term Note (in inverse order of maturities until paid in full); second, to Bank’s costs and expenses; third, to the outstanding principal amount of the loans under the Revolving Credit Note until paid in full; fourth, to prepay any outstanding Indebtedness, including providing cash collateral any undrawn letters of credit issued hereunder; fifth, to the outstanding principal amount of the Loans under the Equipment Note; and sixth, any remaining amount to the Borrower. Any such reductions in the amount of the Notes as provided in this Section 2(c)(iv) shall be in addition to all scheduled principal payments and optional payments. No prepayment penalty or premium shall be required with respect to any mandatory prepayment made pursuant to this Section 2(c)(iv) or any voluntary prepayment of the outstanding amounts of Notes as provided therein.
All payments made under this Section 2(c) (other than under Section 2(c)(iv)) and received by Bank shall be applied in payment of the Indebtedness in the following order: first, to Bank’s costs and expenses; second, to outstanding principal amount of the Loans under the Term Note (in inverse order of maturities until paid in full); third, to outstanding principal amount of the loans under the Revolving Credit Note until paid in full; fourth, to the outstanding principal amount of the Loans under the Equipment Note; fifth, to prepay any outstanding Indebtedness, including providing cash collateral any undrawn letters of credit issued hereunder; and sixth, any remaining amount to the Borrower. Any such reductions in the amount of the Notes as provided in this Section 2(c) shall be in addition to all scheduled principal payments and optional payments. No prepayment penalty or premium shall be required with respect to any mandatory prepayment made pursuant to this Section 2(c) or any voluntary prepayment of the outstanding amounts of Notes as provided therein.
(d) Application of Proceeds. All payments made under the Loan Documents (other than (i) under Section 2(c), (ii) optional prepayments of amounts owed under the Revolving Credit Note, or (iii) otherwise expressly directed elsewhere pursuant to one of the Loan Documents) and received by Bank shall be applied in payment of the Indebtedness in the following order: first, to Bank’s costs and expenses; second, to outstanding principal amount of the Loans under the Term Note (in inverse order of maturities until paid in full); third, to the outstanding principal amount of the loans under the Revolving Credit Note until paid in full; fourth, to the outstanding principal amount of the Loans under the Equipment Note; fifth, to prepay any outstanding Indebtedness, including providing cash collateral any undrawn letters of credit issued hereunder; and sixth any remaining amount to the Borrower. Any such reductions in the amount of the Notes as provided in this Section 2(d) shall be in addition to all scheduled principal payments and optional payments. No prepayment penalty or premium shall be required with respect to any mandatory prepayment made pursuant to this Section 2(d) or any voluntary prepayment of the outstanding amounts of Notes as provided therein.
(e)Conditions Precedent to Initial Loans. The obligation of Bank to make the initial Loans under or pursuant to this Agreement on the date hereof shall be subject to the satisfaction or waiver by the Bank of the following conditions precedent, which conditions precedent shall have no applicability after funding the initial Loans:
(i)Bank shall have received (i) from each party hereto either a counterpart of this Agreement signed on behalf of such party and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as Bank shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.
(ii)Bank shall have received (i) a certificate of each Loan Party, dated as of the date hereof, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party, (ii) the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (iii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(iii)Bank shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or Permitted Encumbrances or Liens discharged on or prior to the date hereof pursuant to a pay-off letter or other documentation satisfactory to Bank.
(iv)Bank shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Bank and otherwise in compliance with the terms of the Loan Documents.
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(v)All actions, proceedings, instruments and documents required to carry out the borrowings and transactions contemplated by this Agreement or any other Loan Document or incidental thereto, and all other related legal matters, shall have been reasonably satisfactory to and approved by Bank.
(vi)Borrower shall pay to Bank all fees and expenses (including, but not limited to reasonable attorney’s fees, recordation costs, and title policy fees, if any) incurred or required to be paid in connection with the execution and delivery of this Agreement and the related Loan Documents, including the upfront fee more specifically described in Section 2(b).
(vii)Bank shall have received copies of organizational documents of the Loan Parties.
(viii)Bank shall have received a Consent, Ratification and Confirmation reaffirming PT Holdco, LLC’s obligations under that certain Pledge and Security Agreement dated as of November 1, 2017, executed by PT Holdco, LLC in favor of Bank.
(ix)[Reserved.]
(x)Bank shall have received, for each leased property of a Loan Party (excluding PT Holdco, LLC), an executed landlord waiver or subordination by the applicable landlord, such waiver or subordination to be in form and substance satisfactory to Bank.
(xi)Bank shall have received such other reports or due diligence materials as Bank may reasonably request.
(f)Conditions Precedent to All Loans. The obligation of Bank to make any Loan or issue letters of credit under or pursuant to this Agreement and the other Loan Documents (including the initial Loans made on the date hereof) shall be subject to the following conditions precedent (unless expressly waived by Bank):
(i)Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents applicable to it and which are then in effect.
(ii)Each of the representations and warranties of each Loan Party under any Loan Document shall be true and correct in all material respects as if made on each loan disbursement date (except to the extent stated to relate to a specific earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and except that for purposes of this Section 2(f)(ii), the representations and warranties contained in Section 3(g) shall be deemed to refer to the most recent statements furnished pursuant to Sections 4(a)(i) and 4(a)(ii)).
(iii)No Default or Event of Default shall have occurred and be continuing; there shall have been no change in the condition (financial or otherwise), properties, business, or operations of any Loan Party since the date of the financial statements most recently delivered to Bank prior to the date of this Agreement that could reasonably be expected to have a Material Adverse Effect; and no provision of law, any order of any governmental authority, or any regulation, rule or interpretation thereof, shall have had any Material Adverse Effect on the validity or enforceability of any Loan Document.
SECTION 3REPRESENTATIONS AND WARRANTIES. Borrower, for and on behalf of itself and its Subsidiaries, hereby represents and warrants to Bank that:
(a)Authority. It is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization, as applicable; it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Borrower or a Domestic Subsidiary is a party or by which it is otherwise bound, are within Borrower’s or such Domestic Subsidiary’s respective powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Borrower’s or such Domestic Subsidiary’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority.
(b)Enforceability of Agreement and Loan Documents. This Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Borrower or a Domestic Subsidiary, or by which Borrower or a Domestic Subsidiary is otherwise bound, will be valid and binding and legally enforceable against Borrower or such Domestic Subsidiary in accordance with their terms.
(c)Non-Contravention. The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Borrower or a Domestic Subsidiary is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Borrower or a Domestic Subsidiary, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which such Person is a party or by which such Person or any of such Person’s property or assets is bound, and will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of such Person, except to or in favor of Bank.
(d)Litigation or Proceedings. No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Borrower or any of its officers, is threatened against Borrower or a Subsidiary, the outcome of which could reasonably be expected to have a Material Adverse Effect.
(e)No Liens. There are no Liens on any of Borrower’s or a Domestic Subsidiary’s Property or assets, except Permitted Encumbrances (as hereinafter defined).
(f)No Defaults. There exists no Default or Event of Default under any of the Indebtedness.
(g)Financial Statements; No Material Adverse Change. The most recent financial statements with respect to Borrower delivered to Bank fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and
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for the period(s) covered thereby in accordance with GAAP, and since December 31, 2021 there has been no material adverse change in the condition (financial or otherwise) of Borrower and its Subsidiaries.
(h)Subsidiaries. As of the date of this Agreement, Borrower has no Subsidiaries, except those, if any, disclosed on the Schedule of Subsidiaries attached to this Agreement, which Schedule sets forth the name, place of incorporation, and percentage of ownership of Borrower in each such Subsidiary.
(i)Regulation U or T; Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.
(j)Legal Name. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not conducted business under any name other than that set forth on the signature page to this Agreement.
(k)Solvency. Each of the Loan Parties is solvent and is able to pay its respective debts (including, without limit, trade debts) as they mature.
(l)Taxes. All taxes, assessments and other similar imposts and charges levied, assessed or imposed upon Borrower, any Domestic Subsidiary and/or any of its property or assets have been paid, except to the extent being diligently contested in good faith.
(m)Hazardous Materials. Neither Borrower nor any Domestic Subsidiary has used Hazardous Materials on, in, under or otherwise affecting any Property now or at any time owned, occupied or operated by Borrower or such Domestic Subsidiary or upon which Borrower or such Domestic Subsidiary has a place of business in any manner which violates any Environmental Law(s), to the extent that any such violation could reasonably be expected to have a Material Adverse Effect. Borrower has never received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against Borrower or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could reasonably be expected to have a Material Adverse Effect.
(n)Collateral Documents. Any and all security agreements, mortgages, deeds of trust, pledge agreements, assignments, financing statements and other documents executed and delivered to Bank by a Loan Party to protect or perfect Liens upon the Collateral required by the Loan Documents as security for the Indebtedness and to accord Bank a perfected security position in the Collateral are effective to create in favor of Bank a legal, valid and enforceable first priority Lien (subject to Permitted Encumbrances) on all right, title and interest of Borrower and the other Loan Parties in the Collateral described therein. Except for filings completed prior to the date of this Agreement and as contemplated hereby and by the Loan Documents, no filing or other action will be necessary to perfect or protect such Liens.
(o)Compliance with Laws. (i) Each Loan Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations, consent decrees and administrative orders, including but not limited to applicable Environmental Laws, and is in compliance with any requirement of law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (ii) neither the extensions of credit made pursuant to this Agreement or the use of the proceeds thereof by the Loan Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).
(p)Accuracy of Information. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Loan Party to Bank in connection with any of the transactions contemplated hereby or thereby contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Loan Party after reasonable inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Bank in writing.
(q)Leases. All leases covering any Leased Property, if any, are in full force and effect, there are no defaults under any of the provisions thereof, and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.
SECTION 4AFFIRMATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall, and shall cause its Subsidiaries (to the extent applicable):
(a)Financial Statements; Reporting Requirements. Provide to Bank, or cause to be provided to Bank, the following, each of which shall be prepared in accordance with GAAP, and shall be in form and detail acceptable to Bank:
(i)As soon as available, and in any event within 120 days after and as of the end of each fiscal year of Borrower, annual CPA audited consolidated and consolidating financial statements of Borrower for and as of the end of each such fiscal year, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows of Borrower for each such fiscal year, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.
(ii)As soon as available, and in any event within 45 days after and as of the end of each calendar month, internally prepared consolidated and consolidating financial statements of Borrower, containing the balance sheet of Borrower and its
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Subsidiaries as of the end of each such period, and statements of income and retained earnings for Borrower for such period and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.
(iii)Simultaneous with the delivery to Bank of the respective financial statements required in Section 4(a)(i) above as well as within 45 days after and as of the end of each fiscal quarter of Borrower, a Compliance Certificate.
(iv)Within 45 days after and as of the end of each calendar month, accounts payable agings of Borrower, its Domestic Subsidiaries and its Foreign Pledgors as of such time, certified by an Authorized Officer of Borrower.
(v)Within 45 days after and as of the end of each calendar month, accounts receivable agings of Borrower, its Domestic Subsidiaries and its Foreign Pledgors as of such time, certified by an Authorized Officer of Borrower.
(vi)Within 45 days after and as of the end of each calendar month, borrowing base reports of Borrower as of such time, which borrowing base reports shall include a schedule identifying each Eligible Account at such time, and such other matters and information relating to the Eligible Accounts as Bank may request (in each case, to the extent Eligible Accounts are included under the applicable Advance Formula Agreement), reports as to the amount of Eligible Inventory, including, without limitation, designations as to the types of Eligible Inventory, the additions and subtractions thereto, and such other matters and information relating to the Eligible Inventory as Bank may request (in each case, to the extent Eligible Inventory is included under the applicable Advance Formula Agreement), together with a certificate setting forth Borrower’s calculation of the Advance Formula as of the date of such borrowing base report. Each borrowing base certificate so delivered to Bank shall be certified by an Authorized Officer of Borrower.
(vii)Promptly after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition, occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto.
(viii)Such other information concerning Borrower, any Loan Party and/or any Guarantor as Bank shall reasonably request from time to time.
(ix)Within forty-five (45) days after the end of each fiscal year of Borrower, beginning with the fiscal year ending December 31, 2022, projections for the Loan Parties for the next succeeding twelve month period, detailed by month, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the fiscal year and ending on the last day of such relevant period. Such projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material);
(b)Keeping of Books and Records; Inspections and Audits. Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, any financial statements required to be delivered to Bank pursuant to this Agreement) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of Borrower’s or a Subsidiary’s offices and to make inquiries as to Borrower’s or a Subsidiary’s respective financial matters with its respective directors, officers, employees, and independent certified public accountants; permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Borrower’s or a Subsidiary’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours including, without limit, audits of Borrower’s or a Domestic Subsidiary’s or a Foreign Pledgor’s accounts receivable, inventory and other Collateral, provided that so long as no Event of Default exists and is continuing, Bank shall not conduct such audits more frequently than annually at the Borrower’s expense as provided in this clause (b). Borrower shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Bank.
(c)Maintain Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be reasonably satisfactory to Bank. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon 30 days’ prior written notice to Bank. Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If Borrower or a Domestic Subsidiary fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank. Bank acknowledges that Borrower’s insurance in effect as of the date hereof as evidenced by documentation previously provided by Borrower to Bank is satisfactory to Bank as of the date hereof.
(d)Pay Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower, any Subsidiary and/or their respective property or assets, except to the extent being diligently contested in good faith and, if requested by Bank, evidence that adequate reserves as required by GAAP are being maintained. If Borrower or a Subsidiary fails to pay such taxes
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and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.
(e)Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s or a Subsidiary’s corporate or other applicable existence, rights and franchises and comply with all material applicable laws, ordinances and government rules and regulations to which it is subject; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with, where the failure to do so could reasonably be expected to have a Material Adverse Effect; maintain Borrower’s and each Subsidiary’s same place(s) of business, chief executive office or residence, as applicable, as currently exists, and not relocate said address(es) without giving Bank 30 days’ prior written notice of such proposed change, but the giving of such notice shall not cure or remedy any Default or Event of Default caused by such change; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
(f)Environmental Laws. Comply, and cause each of its Subsidiaries (to the extent applicable) to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could reasonably be expected to have a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower and/or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by Borrower and/or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower and/or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower and/or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by Borrower and/or any of its Subsidiaries. Borrower hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation or asserted violation of any applicable Environmental Law(s); provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Bank and termination of this Agreement.
(g)Maintain Bank Accounts. Maintain all of Borrower’s and its Domestic Subsidiaries’ principal bank accounts with Bank and notify Bank immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Bank); provided, however, providing any such notice to Bank shall not waive the occurrence or existence of any Default or Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section.
(h)Copies of Leases. Deliver to Bank copies of all leases existing and in effect as of the date of this Agreement with respect to any Leased Property, and deliver to Bank copies of all proposed leases (whether as of the date of this Agreement or hereafter) with respect to any such Leased Property prior to execution thereof. All leases with respect to any such Leased Property (and renewals, extensions and material modifications thereof), and all tenants of such Leased Property, shall be subject to Bank’s written approval prior to execution of any lease (or any renewal, extension or material modification thereof), including, without limitation, Bank’s approval of the financial statements of each proposed tenant, which approval shall be in the reasonable discretion of Bank. Bank may require financial information concerning each proposed tenant of any such Leased Property, including a minimum of one (1) year’s operating statements. Borrower shall use its best efforts to keep any such Leased Property fully leased. Borrower shall fully and faithfully perform each and every covenant, agreement, or obligation of lessor or landlord under any and all leases covering any portion of any such Leased Property. Upon the request of Bank, Borrower shall provide Bank with a current rent roll supplying the name of each tenant of any such Leased Property and the net monthly rental for each space and such other information as Bank may request.
(i)ERISA Compliance. At all times meet, and cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA; promptly after Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an Authorized Officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Borrower and does not result in a Material Adverse Effect.
(j)Fixed Charge Coverage Ratio. Maintain a consolidated Fixed Charge Coverage Ratio of not less than 1.2 to 1.00. For purposes of this Agreement, the Fixed Charge Coverage Ratio shall be calculated quarterly as of the end of each fiscal quarter of Borrower for the four fiscal quarter period most recently ended, commencing with the fiscal quarter of ending as of March 31, 2023.
(k)Senior Funded Debt to EBITDA Ratio. Beginning March 31, 2023, maintain a consolidated Senior Funded Debt to EBITDA Ratio not greater than 2.50 to 1.00. For the purposes of this Agreement, the Senior Funded Debt to EBITDA Ratio shall be calculated quarterly as of the end of each fiscal quarter of Borrower for the four fiscal quarter period most recently ending as of March 31, 2023.
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(l)Future Subsidiaries. Within thirty (30) days (or such later date as Bank may reasonably agree) after formation, creation or acquisition thereof, deliver to Bank notice of each Subsidiary of Borrower formed, created or acquired after the date hereof (which notice shall include the information described in Section 3(h) of this Agreement with respect to such Subsidiary) and (i) if such Subsidiary is a Domestic Subsidiary, (1) at Bank’s discretion, cause such Subsidiary to become a Guarantor and cause such Subsidiary to execute and deliver guaranty agreements or joinder agreements in favor of Bank, which shall be substantially similar to that certain Guaranty (or the joinder attached thereto) executed by certain Loan Parties (excluding PT Holdco, LLC) in favor of Bank as of the date hereof, to guarantee the payment and performance of the Indebtedness, (2) execute and deliver to Bank security agreements, pledge agreements, joinder agreements and such other documents, instruments and agreements, which shall be substantially similar to that certain Security Agreement (or the joinder attached thereto) executed by certain Loan Parties in favor of Bank as of the date hereof, to grant perfected first priority Liens (subject only to Permitted Encumbrances) in such Subsidiary’s tangible and intangible assets, and (3) execute and deliver such further documents, instruments and agreements and take such further action as may be reasonably requested by Bank to carry out the provisions and purposes of the Loan Documents, and in each case, Borrower shall, or shall cause a Loan Party to, execute and deliver amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens (subject only to Permitted Encumbrances) in all Equity Interests in such Subsidiary; and (ii) if such Subsidiary is a Foreign Subsidiary, Borrower shall, or shall cause a Loan Party to, execute and deliver amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens (subject only to Permitted Encumbrances) in sixty-five percent (65%) of the Equity Interests in such Foreign Subsidiary.
(m)Further Assurances. Execute and/or deliver, and cause each other Loan Party and Domestic Subsidiary required to be a Loan Party hereunder to execute and/or deliver, (i) to further secure the Indebtedness whenever reasonably requested by Bank, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements, other Collateral Documents and other Loan Documents in form and substance satisfactory to Bank for the purpose of granting, confirming, and perfecting first priority Liens or security interests (subject only to Permitted Encumbrances) in any real or personal property now owned or hereafter acquired by any Loan Party or Subsidiary required to be a Loan Party hereunder, (ii) such further documents, instruments and agreements and take such further action as may be reasonably requested by Bank to carry out the provisions and purposes of the Loan Documents, and (iii) amendments and supplements and take any other actions reasonably requested by Bank to grant to Bank perfected first priority Liens in all Equity Interests in each Domestic Subsidiary and sixty-five percent (65%) of the Equity Interests in each Foreign Subsidiary. If a Foreign Subsidiary elects to be a Foreign Pledgor, such Foreign Pledgor shall execute and/or deliver (i) to further secure the Indebtedness whenever requested by Bank in its discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements, other Collateral Documents and other Loan Documents in form and substance satisfactory to Bank for the purpose of granting, confirming, and perfecting first priority Liens or security interests (subject only to Permitted Encumbrances) in any accounts receivables, inventory, and other payment intangibles now owned or hereafter acquired by any Loan Party or Subsidiary required to be a Loan Party hereunder, and (ii) such further documents, instruments and agreements and take such further action as may be reasonably requested by Bank to carry out the provisions and purposes of the Loan Documents.
(n)Leased Locations. (i) Within 45 days of effectiveness of an applicable lease agreement for a newly leased location of a Loan Party, deliver to Bank a current and updated Schedule of Leased Real Property to be attached hereto, and (ii) use commercially reasonable efforts to furnish or cause to be furnished to Bank executed landlord waivers or subordination agreements executed by the landlords of any locations leased by a Loan Party which are newly listed on such Schedule of Leased Real Property, all to be in form and substance reasonably satisfactory to Bank.
(o)Lockbox. Borrower shall maintain (i) a United States Post Office lockbox (the “Lockbox”) to which Bank shall have exclusive access and control; and (ii) a deposit account with Bank which shall be titled as designated by Bank (the “Cash Collateral Account”) to which Bank shall have exclusive access and control. Borrower shall have taken such actions as are necessary to direct and to cause all of each Loan Party’s collections and receipts to be deposited directly into the Lockbox and/or the Cash Collateral Account, including, without limitation, giving notice to all of such Loan Party’s account debtors. Amounts deposited into the Lockbox and Cash Collateral Account shall be immediately applied daily (or less frequently, if allowed by the Bank in its sole discretion) against all amounts owing to Bank under the Revolving Credit Note and in accordance with this Agreement.
(p)Collateral Certificate. Borrower shall deliver a collateral certificate, detailing the ownership and location of any equipment owned or leased by a Loan Party, in form and substance satisfactory to Bank.
(q)Post-Closing Covenant. As soon as practicable following the effective date of this Agreement, but in any event not later than sixty (60) days after the date hereof, Borrower shall deliver to Bank all control agreements, security agreements and any other agreements, instruments and documents executed by Inspire Global Event Solutions S. de R.L. de C.V., all in form and substance satisfactory to Bank for the purpose of granting, confirming and perfecting a first priority perfected Lien or security interests in all deposit accounts and security accounts of each Loan Party, including without limitation, those accounts maintained with financial institutions located outside of the United States, all as more specifically described on Schedule 2(e) attached hereto.
SECTION 5NEGATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness remains unpaid and outstanding, Borrower covenants and agrees that it shall not, and shall not permit any Subsidiary to, without the prior written consent of Bank:
(a)Dividends. Declare or pay any dividends on, or make any other Distribution (whether by reduction of capital or otherwise), except (i) dividends payable solely in capital stock of Borrower, (ii) Distribution made by any Subsidiary to Borrower, (iii) Tax Distributions and (iv) any other Distributions so long as (A) no Default or Event of Default shall have occurred and be continuing or exist, or would arise, occur or exist after giving effect thereto, (B) all Distributions made during the fiscal year ending December 31, 2023 shall not exceed $3,500,000 in the aggregate, (C) with respect to the first Distribution to be made by Borrower after the date hereof, Borrower has provided each of the following, all to be in form and substance satisfactory to Bank: (1) Compliance Certificate demonstrating pro forma compliance with the financial covenants contained in Sections 4(j) and (k), (2) Borrower has pro forma Availability after giving effect to such Distribution of at least $4,000,000, (3) Bank has received the Borrower’s CPA audited financial statements as of the fiscal year ending December 31, 2022, which financial statements to not be subject to any “going concern” or like qualification, exception or qualification, and (4) Bank has received the financial statements of Borrower for the month
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ended June 30, 2023, which financial statements evidencing Borrower’s EBITDA for the prior 12 month period most recently ended to be at least $16,000,000, and (D) with respect to each Distribution made subsequent to the Distribution described in clause (C) above, Borrower has provided each of the following, all to be in form and substance satisfactory to Bank: (1) Compliance Certificate demonstrating pro forma compliance with the financial covenants contained in Sections 4(j) and (k), and (2) Borrower has pro forma Availability after giving effect to such Distribution of at least $4,000,000 .
(b)Redeem Stock. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so except the exercise of the put or call rights contemplated in that certain Amended and Restated Limited Liability Company Agreement of Borrower dated as of October 31, 2017 so long as the financing of any such exercise of the put or call right is provided by PT Holdco, LLC, Ashford Hospitality Services LLC or an affiliate thereof (other than Borrower or any of its Subsidiaries).
(c)Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):
(i)Liens to or in favor of Bank;
(ii)Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;
(iii)Liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;
(iv)Liens to secure purchase money indebtedness or capital lease obligations of Borrower or a Subsidiary otherwise expressly permitted under this Agreement, so long as such security interests and capital leases arise or are created substantially contemporaneously with the purchase, acquisition or lease by Borrower or such Subsidiary of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness or certain lease obligations so incurred by Borrower or such Subsidiary to enable Borrower or such Subsidiary to so purchase, acquire or lease such property or assets, and no other Debt, and encumber only the respective property or assets so purchased, acquired, or lease and no other property or assets of Borrower or such Subsidiary;
(v)Liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings diligently pursued; and
(vi)other Liens (if any) existing as of the date hereof and described in the Schedule of Permitted Liens attached hereto to secure Debt existing and outstanding as of the date hereof, but no other Debt, except as permitted in Section 5(d)(iii) below.
(d)Debt. Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except (without duplication) for (i) the Indebtedness, (ii) Subordinated Debt, (iii) existing indebtedness (if any) to the extent set forth in the Schedule of Debt attached hereto or in the most recent financial statements of Borrower delivered to Bank prior to the date of this Agreement, (iv) unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business, (v) purchase money indebtedness and lease obligations (whether in respect of Capitalized Leases, operating leases or otherwise, but excluding any leases of Real Estate such as office leases, warehouse leases, or otherwise) not to exceed $3,000,000, in aggregate, at any time, (vi) Debt owing solely between or among Loan Parties (other than any Foreign Pledgors and PT Holdco, LLC), (vii) Debt owed by any Foreign Pledgor to any other Loan Party (excluding PT Holdco, LLC) which is not a Foreign Pledgor so long as the sum of all such Debt plus the outstanding amounts permitted under Section 5(e)(iii) shall not exceed $2,000,000, in aggregate, at any time outstanding, (viii) other unsecured Debt not to exceed $1,000,000, in aggregate, at any time outstanding, and (ix) leases of Real Estate (if any) to the extent set forth in the Schedule of Leased Real Property attached hereto, as may be revised from time to time, pursuant to Section 4(n) of this Agreement.
(e)Loans and Advances. Make loans, advances or extensions of credit to any Person, except (i) sales on open account in the ordinary course of business, (ii) loans, advances and extensions of credit solely between or among Loan Parties (other than any Foreign Pledgors and PT Holdco, LLC), and (iii) loans, advances and extensions of credit by any Loan Party (excluding PT Holdco, LLC) to any Foreign Pledgor so long as the sum of such loans, advances and extensions of credit plus the outstanding Debt permitted under Section 5(d)(vii) shall not exceed $2,000,000, in aggregate, at any time outstanding.
(f)Guaranties. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, except (i) guaranties in favor of Bank; (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection; and (iii) guaranties of any Debt permitted under Section 5(d) of other Loan Parties or Foreign Subsidiaries.
(g)Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.
(h)Asset Dispositions; Dissolution; Mergers; Capital Structure; Business Purpose. Except as permitted in Section 5(i) below, (i) subject to compliance with Section 2(d)(ii) herein, sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets in excess of $1,000,000 in any fiscal year, except as to the sale of inventory in the ordinary course of business; (ii) change its name, its corporate identity or structure, its form of organization or the state in which it has been formed or organized; (iii) dissolve or liquidate or consolidate with or merge into any other Person, or permit any other Person to merge into it; (iv) acquire all or substantially all the properties or assets of any other Person; (v) enter into any reorganization or recapitalization, or reclassify its capital stock; (vi) enter into any sale-leaseback transaction; (vii) permit any levy, attachment or restraint to be made affecting any of Borrower’s or a Subsidiary’s assets; (viii) permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower’s or a Subsidiary’s assets; or (ix) make any other change in Borrower’s or a Subsidiary’s financial structure or in any of its respective business
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objects, purposes or operations which, in the opinion of Bank, could reasonably be expected to have a Material Adverse Effect; (x) enter into any transaction not in the ordinary course of Borrower’s or a Subsidiary’s business in excess of $1,000,000, in the aggregate per fiscal year; or (xi) make any payment on account of any Subordinated Debt in violation of the provisions of any subordination agreement between Bank and the applicable subordinated debt holder, or otherwise fail to comply with the terms and conditions set forth in any such subordination agreement.
(i)Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (i) the common stock of any Subsidiaries owned by Borrower on the date of this Agreement, as more particularly described in the Schedule of Subsidiaries attached hereto, (ii) certificates of deposit or time deposits with Bank, (iii) direct obligations of the United States of America, or any agency thereof, maturing within one (1) year from the date of acquisition thereof, and (iv) other investments not to exceed $1,000,000, in the aggregate, per fiscal year.
(j)Apply Proceeds to Purchase or Carry Margin Stock. Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Borrower, directly or indirectly to the purchase or carrying of any “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder; or extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.
(k)Pension Plans; PBGC. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Borrower to the PBGC which, in the opinion of Bank, will reasonably be expected to have a Material Adverse Effect.
(l)Subsidiaries. Except to the extent such Subsidiary becomes a Loan Party in accordance with Section 4(l), form, create or acquire any Subsidiary.
(m)Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate, other than (i) transactions between or among Loan Parties that are otherwise permitted under this Agreement and (ii) such transactions that are otherwise permitted (or not restricted) under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
(n)Negative Pledge. Create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Loan Documents or a Permitted Encumbrance) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of Bank to secure the Indebtedness, or restricts any Subsidiary from paying dividends or making any other Distributions in respect of its Equity Interests to Borrower or any other Loan Party.
(o)Equity Issuances. Permit any Subsidiary of Borrower to issue any additional Equity Interests unless concurrently with such issuance such Equity Interests are pledged by the holder thereof to Bank to secure the Indebtedness.
(p)Certain Amendments and Modifications. No Loan Party will waive, supplement, modify or amend any of its certificate of formation, by-laws, operating, limited liability company or partnership agreement or other organizational documents, in each case to the extent any such waiver, supplement, modification or amendment would be adverse to Bank in any material respect (and provided that Borrower promptly furnishes to Bank a copy of such waiver, supplement, modification or amendment).
(q)[Reserved.]
(r)Earn-Out Payments. Pay or permit any payment of any earn-out obligations incurred in connection with any acquisition of all or substantially all the properties or assets of any other Person unless the following conditions have been satisfied: (i) Borrower shall be in pro forma compliance with Sections 4(k) through and including 4(l) after giving effect to such payment and shall have provided evidence thereof in form and substance satisfactory to Bank; (ii) no Default or Event of Default shall have otherwise occurred and be continuing or would result therefrom; and (iii) Borrower shall deliver to Bank a borrowing base report, in form and substance satisfactory to Bank, which shall demonstrate that all outstanding Loans (including any Loans requested to finance such payment) are not greater than 90% of the Revolving Credit Maximum Amount, together with supporting documentation (detailing accounts receivable, accounts payable and inventory) as of such payment date.
SECTION 6EVENTS OF DEFAULT. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:
A.Borrower and/or any other Loan Party shall fail to pay (i) any principal or interest of the Indebtedness at such time the same becomes due or (ii) any other amounts owing by Borrower and/or such Loan Party to Bank under the Indebtedness within five (5) Business Days of such time as the same becomes due or, upon expiration of the applicable grace period provided with respect thereto, if any, in the relevant Loan Document(s);
B.any representation, warranty, certification or statement made or deemed to have been made by Borrower and/or any other Loan Party herein, or in any certificate, financial statement or other document or agreement delivered by or on behalf of Borrower and/or any such Loan Party in connection with the Indebtedness or any of the Loan Documents shall prove to be untrue or incomplete in any material respect as of the date made or deemed made;
C.Borrower and/or any other Loan Party, to the extent applicable, shall fail to observe or perform any condition, covenant or agreement set forth in Sections 4(a), 4(b) (as to rights to inspect and audit), 4(e) (as to maintenance of existence), 4(g), 4(j) – 4(n), and Section 5 herein;
D.Borrower and/or any other Loan Party, to the extent applicable, shall fail to observe or perform any condition, covenant or agreement of Borrower and/or any such Loan Party set forth in this Agreement or any other Loan Document (other than as provided in
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clauses (a), (b) and (c) above) and, in each such case, such failure continues for a period of 30 days or more; provided, to the extent that such failure cannot reasonably be cured within such initial period and Borrower is diligently and in good faith pursuing a cure thereof, such initial 30-day period may be extended by Borrower by an additional 15 days upon written notice by Borrower to Bank, which notice shall have been received by Bank prior to the expiration of the initial 30-day period;
E.if there shall be any Change of Control; provided, however, notwithstanding anything to the contrary in this Agreement, the exercise of put or call rights contemplated in that certain Amended and Restated Limited Liability Company Agreement of Borrower dated as of October 31, 2017 shall be permitted and shall not be considered an Event of Default;
F.if (i) any party subordinating its claims to that of Bank’s terminates, rescinds, revokes or violates the terms of its subordination, or (ii) any Loan Party (other than Borrower) dies or terminates, rescinds, revokes or violates the terms of any guaranty, pledge, collateral assignment, subordination agreement or other document, instrument or agreement entered into by such Loan Party in favor of Bank, including, without limitation, any document evidencing the pledge by such Loan Party of property that is subject to a Lien which secures all or any part of the Indebtedness;
G.Borrower and/or any other Loan Party shall (i) fail to pay when due any of its Debt (other than to Bank) of more than $1,500,000, or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any document, instrument or agreement evidencing, securing or relating to such Debt, and such failure shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto so as to permit the holder(s) of such Debt to accelerate the maturity or payment of such Debt, or (ii) or shall fail to observe or perform any term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any material agreement, contract, indenture, instrument or undertaking to which Borrower and/or any such Loan Party is a party with any one or more third parties (other than Bank) or by which it may be otherwise bound, and such failure could result in the acceleration of the maturity or payment of Borrower’s indebtedness to others, whether under any such agreement, contract, indenture, instrument or undertaking or otherwise, or which failure could reasonably be expected to have a Material Adverse Effect;
H.if Borrower and/or any other Loan Party (i) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (ii) cease(s) doing business as a going concern, (iii) is enjoined restrained or in any way prevented by court order or other legal or administrative action or proceedings from continuing to conduct all or any material part of its business affairs, (iv)  is the subject of a dissolution, merger or consolidation not permitted herein, or (v) has any of its property or assets attached, seized, subject to a writ or distress warrant, or come into the possession of any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors, and, in each case of clauses (i), (iii) and (v) the same are not released, discharged or bonded against within sixty (60) days thereafter;
I.if any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the PBGC shall institute proceedings to terminate any plan;
J.if (i) there shall be rendered against Borrower and/or any other Loan Party one or more judgments for the payment of money that collectively with the amounts referenced in Sections 6.J (ii) and (iii) herein exceeds $3,000,000, in the aggregate, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed or unbonded for more than sixty (60) days, whether or not consecutive; or (ii) a levy, lien, writ of attachment or garnishment against any of the property or assets of Borrower and/or any other Loan Party shall be issued and levied in any action(s) claiming an amount that collectively with the amounts referenced in Sections 6.J (i) and (iii) herein exceeds $$3,000,000, in aggregate, and not released or appealed and bonded in an amount and manner satisfactory to Bank within sixty (60) days after such issuance and levy, or (iii) a settlement, or a series of related settlements, is agreed upon by Borrower and/or any other Loan Party for the payment or money or the delivery of goods or services by Borrower and/or such Loan Party that collectively with the amounts referenced in Sections 6.J (i) and (ii) herein exceeds $$3,000,000, in the aggregate;
K.if an event or condition that is a Material Adverse Effect under clause (ii) or (iii) of such definition of “Material Adverse Effect” has resulted or occurred, provided, however, that the COVID-19 Event and any COVID-19 Impact will not be deemed to constitute a Material Adverse Effect; provided further, notwithstanding the foregoing proviso, strict performance of all terms, conditions, and covenants under the Loan Documents is and continues to be required;
L.Any loss, theft, substantial damage or destruction to or of a material portion of the Collateral, which is not covered by insurance as required pursuant to this Agreement or for which loss, theft, damage, or destruction the provider of such insurance has not confirmed coverage in writing, or the issuance or filing of any attachment, levy, garnishment or the commencement of any proceeding in connection with a material portion of the Collateral or of any other judicial process of, upon or in respect of Borrower or any Loan Party, or a material portion of the Collateral;
M.Insolvency, business failure, or assignment for the benefit of creditors of or by Borrower or any Loan Party; or commencement of any proceedings under any state or federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Borrower or any Loan Party; or the appointment of a receiver, trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Borrower or any Loan Party; or
N.the occurrence or existence of any Event of Default set forth in any other Loan Document.
SECTION 7REMEDIES. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may, with or without notice to Borrower or any other Loan Party, declare all outstanding Indebtedness to be due and payable, whereupon all such Indebtedness then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make or extend Loans shall immediately terminate. Further, upon
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the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any Collateral in any manner permitted or authorized by the Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Indebtedness, whether due or not, in the manner set forth in Section 2(d) herein. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether under this Agreement or other Loan Documents, at law (including, without limit, the Uniform Commercial Code), or otherwise. Notwithstanding anything to the contrary set forth in any other Loan Document, Bank shall not be obligated to make or extend any Loans or advances to any Borrower(s) during the existence of any Default or Event of Default.
SECTION 8DEMAND BASIS LOANS. Borrower hereby acknowledges and agrees that in the event the Loan Documents expressly provide that any portion of the Indebtedness shall at any time be on a demand basis, Borrower’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Indebtedness which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Indebtedness.
SECTION 9WAIVERS OF DEFAULTS; NO FORBEARANCE. No Event of Default shall be waived by Bank except in writing and a waiver of any Event of Default shall not be a waiver of any other default or of the same default on a future occasion. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement and/or the other Loan Documents.
SECTION 10GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of TEXAS.
SECTION 11SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its respective rights or obligations hereunder or otherwise in respect of any of the Indebtedness without the prior written consent of Bank.
SECTION 12COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original instrument, but when taken together shall constitute one and the same instrument.
SECTION 13NOTICES. Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.
Borrower Address(es):
Inspire Event Techologies Holdings, LLC
9150 North Royal Lane, Suite 150
Irving, TX 75063
Facsimile No.: (972) 247-2590
Attention: Chuck Bauman
Bank Address:
Comerica Bank
8850 Boedeker Street, 4th Floor
Dallas, Texas 75225
Facsimile No.: (646) 593-1177
Attention: Stacey V. Judd
SECTION 14COSTS AND EXPENSES. Borrower shall pay or reimburse Bank for (a) all actual, out-of-pocket costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank’s reasonable attorneys’ fees and costs and/or fees and transfer charges in connection with the preparation, closing and consummation of this Agreement and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration of this Agreement or any of the other Loan Document), (b) all costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank’s attorneys’ fees and costs and/or fees, transfer charges and costs of Bank’s in-house counsel), in connection with the enforcement of this Agreement or any of the other Loan Documents, provided, with respect to litigation expenses only, Bank must be the prevailing party, and (c) all stamp and other taxes and duties (except for taxes on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. In addition, Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank in respect of any Default or Event of Default or to enforce any provision of this Agreement or the other Loan Documents and/or to exercise or enforce any rights or remedies of Bank.
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Borrower authorizes and approves all advances and payments by Bank for items described in this Section as Indebtedness secured by the Collateral.
SECTION 15INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.
SECTION 16AMENDMENTS AND WAIVERS. All amendments to or waivers or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are hereby superseded and merged into this Agreement and the Loan Documents. Time is of the essence for the performance of all obligations set forth in this Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Borrower acknowledges that Bank may provide information regarding Borrower and the Loans to Bank’s parent, Subsidiaries, Affiliates and service providers. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Prior Agreement that are not amended and restated in connection with this Agreement (collectively, the “Existing Separate Documents”) and hereby acknowledges and agrees that any reference to the Prior Agreement set forth in any Existing Separate Document shall be deemed to be a reference to this Agreement.
SECTION 17MULTIPLE BORROWERS. If there is more than one Borrower under this Agreement, unless otherwise expressly provided herein, each and every reference to the term “Borrower” in this Agreement shall mean and refer to each such Borrower, and all undertakings, agreements, warranties, covenants, liabilities and obligations of each Borrower, and all rights, powers and authorities given to or conferred upon Bank hereunder, shall apply to each Borrower severally and to all of them jointly.
SECTION 18REINSTATEMENT; SEVERABILITY. Bank’s rights under this Agreement and the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of this Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower.
SECTION 19WAIVER OF JURY TRIAL. BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.
SECTION 20ORAL AGREEMENTS INEFFECTIVE. THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
SECTION 21This Agreement amends, restates, supersedes and replaces the Prior Agreement, the obligations of which Prior Agreement have been assigned to and assumed by the Borrower; provided, however, (i) the execution by Borrower of this Agreement shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of the Borrower’s indebtedness evidenced by the Prior Agreement, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Agreement, and (ii) all Collateral and guaranties securing or supporting the Prior Agreement shall continue to secure and support this Agreement.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]
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This Agreement is effective as of the day and year first set forth above.
BORROWER:

INSPIRE EVENT TECHNOLOGIES HOLDINGS, LLC

By:/s/ Chuck Bauman
    Chuck Bauman
    Chief Executive Officer
Amended and Restated Credit Agreement – Signature Page

COMERICA BANK

By:/s/ Ford Robinson
    Ford Robinson
    Vice President
Amended and Restated Credit Agreement – Signature Page